EXHIBIT 2.6

DEED OF THE 2ND PUBLICLY-ISSUED SIMPLE DEBENTURES, SUBORDINATED SERIES, BY

ULTRAPAR PARTICIPAÇÕES S.A.

BETWEEN

ULTRAPAR PARTICIPAÇÕES S.A.

AND

PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA.

DATED APRIL 9, 2007

2.6.1

DEED OF THE 2ND PUBLICLY-ISSUED SIMPLE DEBENTURES, SUBORDINATED SERIES, BY

ULTRAPAR PARTICIPAÇÕES S.A.

By this private instrument:

i.

Ultrapar Participações S.A., a joint stock company with principal place of business at Avenida Brigadeiro Luiz Antonio, no 1343, 9th floor, City of São Paulo, State of São Paulo, enrolled with the National Register of Legal Entities under No. 33.256.439/0001-39, herein represented pursuant to its bylaws (hereinafter referred to as the “Issuer”); and

ii.

PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a limited liability company with principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Sete de Setembro, nº 99, 24th floor, enrolled with the National Register of Legal Entities under No. 15.227.994/0001-50, representing the debenture holder purchaser of the Debentures object of this issue, herein represented pursuant to its Articles of Association (hereinafter referred to as the “Trustee”), pursuant to law, hereby enter into this DEED OF THE 2ND PUBLICLY-ISSUED SIMPLE DEBENTURES, SUBORDINATED SERIES, BY ULTRAPAR PARTICIPAÇÕES S.A (hereinafter referred to as the “Deed”), subject to the following clauses and conditions:

CLAUSE I— AUTHORIZATION

1.1 This Issue was authorized at a Meeting of Issuer’s Board of Directors held on April 4, 2007 (“MBD”) pursuant to Article 59, paragraph 1, of Law No. 6404/76, and applicable amendments (“Corporations Law”) (“MBD”).

CLAUSE II— REQUIREMENTS

The 2nd issue of subordinated debentures, not convertible into shares (hereinafter referred to as the “Issue” or “Debentures”) shall be carried out pursuant to the following requirements:

2.6.2

2.1. The filing and publication of resolution

The minutes of the MBD which approved this Issue shall be filed within the São Paulo State Commercial Registry and published in the São Paulo State Official Gazette and the Valor Econômico newspaper.

2.2. Registration of the Deed

The Deed and any amendments thereof shall be registered with the São Paulo State Commercial Registry pursuant to article 62 of the Corporations Law.

2.3. Exemption from Registration within the Securities and Exchange Commission of Brazil

The Issue shall be automatically exempt from registration with the Securities and Exchange Commission in Brazil (“CVM”), pursuant to the terms of article 5, item II, of CVM Instruction No. 400, as it relates to a single and indivisible lot of the securities.

2.4. Filing for Placement and Negotiation

The Debentures shall be placed on the primary market using the Securities Distribution System (Sistema de Distribuição de Títulos—(“SDT”), managed by the National Association for Financial Market Institutions (Associação Nacional das Instituições do Mercado Financeiro—“ANDIMA”), and subscription shall be settled by CETIP Custody and Financial Settlement of Securities (Câmara de Custódia e Liquidação—“CETIP”).

CLAUSE III— DEBENTURE CHARACTERISTICS

The Debentures shall have the following characteristics and conditions:

3.1. Issue Number.

This Deed of Issue is the 2nd Issuer’s Debenture Issue.

3.2 Total Value of the Issue

The total value of the Issue is eight hundred and ninety-nine million reais (R$ 899,000,000.00) on the date of issuance.

3.3. Series

3.3.1. The Issue will be carried out in two (02) series (the “Series”).

3.3.2. The 2nd Series Debenture shall only be issued after placement of the 1st Series Debenture or cancellation thereof, and remains subject to the additional condition of an auction being held on the São Paulo Stock Exchange (“Bovespa”) for Issuer’s acquisition of common shares issued by Refinaria de Petróleo Ipiranga S.A., Distribuidora de Produtos de Petróleo Ipiranga S.A. and Companhia Brasileira de Petróleo Ipiranga, held by the minority shareholders, following the Mandatory Tender Offer to Acquire Control of these companies by Issuer (the “Auction”), subject to CVM Instruction 361 and Article 254-A of Corporations Law.

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3.3.3. Upon discharge of the condition for placement of the subsequent series, Issuer shall send the Debenture Holder and the Trustee notice informing them that the condition has been fulfilled, along with the respective documentary proof.

3.4. Placement

The Debentures shall be subject to public distribution, on a standby underwriting transaction basis, intermediated by financial institutions which are members of the securities’ distribution system, via SDT, administrated by ANDIMA and implemented by CETIP.

3.5. Negotiation

3.5.1. The Debentures shall be registered for negotiation on the SDT, administrated by ANDIMA and implemented by CETIP.

3.5.2. The Debentures shall not be traded on the secondary market or with third parties, and the Debenture subscriber shall retain the Debentures until their maturity.

3.6. Issue Limit

The Issue of subordinated Debentures is not subject to the Issue limit, pursuant to Article 60, Paragraph 4, of the Corporations Law

3.7. Agent Bank

The agent bank and depository institutions for the Debentures shall be Banco Bradesco S.A. (the “Agent Bank”).

3.8. Allocation of Funds

3.8.1. The funds obtained from the Issue of the 1st series shall be allocated to acquire the common and preferred shares held by the controlling shareholders in Refinaria de Petróleo Ipiranga S.A., Distribuidora de Produtos de Petróleo Ipiranga S.A. and Companhia Brasileira de Petróleo Ipiranga, as stated in the material event disclosed to the market on March 19, 2007.

3.8.2. The funds obtained from the Issue of the 2nd series shall be allocated to acquire, during the Auction, the common shares held by the minority shareholders in Refinaria de Petróleo Ipiranga S.A., Distribuidora de Produtos de Petróleo Ipiranga S.A. and Companhia Brasileira de Petróleo Ipiranga.

3.9. 3.9. Issuer’s Corporate Objectives

Pursuant to Article 3 of its Bylaws, Issuer’s corporate objectives comprise the investment of its own funds in trade, industry and agriculture and in service companies, by subscription to or acquisition of company shares and quotas.

CLAUSE IV— DEBENTURE CHARACTERISTICS

4.1. Basic Characteristics

4.1.1. Issue Date:

(a) 1st Series. For all legal purposes, the Issue date to the first Series of the Debentures shall be April 11, 2007;

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(b) 2nd Series The Issue date of the 2nd series of Debentures shall be the date of the Auction, to be determined pursuant to the applicable Bovespa and CVM rules (the “2nd Series Issue Date”).

4.1.2. Convertibility, Type and Form: Simple, not convertible into shares, book-entry form and nominative.

4.1.3. Type: The Debentures shall be the subordinated type.

4.1.4 Term and Maturity:

(a) 1st Series. The term of the 1st Series Debenture shall be 12 months, from the Date of Issue, therefore maturing on April 11, 2008, on which date Issuer shall be bound to make payment for the 1st Series Debenture at its nominal value, in addition to the remuneration;

(b) 2nd Series The 2nd Series Debenture term shall be 12 months, from the 2nd Series Date of Issue, on which date Issuer shall be bound to make payment for the 2nd Series Debenture at its nominal value, in addition to the remuneration;

4.1.5 Unit par value: The unit par value to the first 1st Series Debenture shall be six hundred and seventy-five million reais (R$ 675,000,000.00) on the Date of Issue, and the unit par value of the 2nd Series Debenture shall be two hundred and fourteen million reais (R$ 214,000,000.00) on the Second Series Issue Date, thereby totaling eight hundred and ninety-nine million reais (R$ 899,000,000.00).

4.1.6. Number of Debentures issued: Two (02) Debentures shall be issued, one (01) in the 1st Series Debenture and one (01) in the 2nd Series Debenture.

4.2. Remuneration

4.2.1 Restatement

The nominal value shall not be restated.

4.2.2. Interest

The Debentures shall accrue interest corresponding to the accumulated variation of one hundred and two point five per cent (102.5%) of the average daily DI – Interbank Deposit rate for one day, Extra-Group (DI Rates) (the “Remuneration”), calculated and disclosed by CETIP—Custody and Financial Settlement of Securities, assessed on the nominal value of the Debentures, from the data each of the Series is issued, and payable at the end of each capitalization period, pursuant to the following formula.

a. “Capitalization period” is defined as the interval of time which commences on the date that each series is issued, in the case of the first, or on the immediately preceding date forecast for payment of interest, in relation to the others, and ends on the date established for payment of interest corresponding to this period. Each capitalization period shall succeed the preceding one without interruption. The interest corresponding to the capitalization periods shall be due on a six monthly basis, with the first payment referring to the Debenture in the 1st Series due on October 11, 2007, and the last on the date of maturity. The first payment of the 2nd Series shall be due on the anniversary of the six-month of the second series Date of Issue and the last on the data that the 2nd Series matures.

b. Average daily rates are accumulated in an exponential manner using the pro rata temporis criteria, up to the effective date that interest is paid, in order to cover the entire capitalization period.

Interest calculation shall comply with the following formula:

2.6.5

where:

J = unit value of the interest due at the end of each capitalization period, calculated to six (06) decimal places, without rounding;

VNe = unit par value of the debenture at the commencement of the capitalization period, informed/calculated to six (06) decimal places, without rounding;

FatorDI = Product of the DI Over rates using the applied percentage, from and including the date that capitalization commences, up to and excluding the date of calculation, calculated to eight (08) decimal places, with rounding, according to the following formula:

where:

nDI = Total number of DI Over rates, where “nDI” is a whole number;

TDIk = DI Over rate, base 252, expressed by day, calculated to eight (08) decimal places, with rounding;

where:

k = 1, 2, ..., n

DIk = DI Over rate published by CETIP, using two (02) decimal places;

dk = The number of business days corresponding to the DI Over validity period, where “dk “ is a whole number;

p = 102,5

The factor resulting from the expression is taken with sixteen (16) decimal places, without rounding;

The product of the daily factors is calculated, and for each accumulated daily factor, the result will be truncated at sixteen (16) decimal places, applying the subsequent daily factor, and so on accordingly up to the last daily factor taken into account. Once the factors have been accumulated, the resulting factor is the DI Factor incorporating eight (08) decimal places, with rounding.

The DI Rate will be used with an identical number of decimal places as that disclosed by the agency responsible for calculating the number.

4.2.3. In the event that the DI Rate is temporarily unavailable at the time of settling any financial obligations set forth in this clause, in its place, and in order to calculate TDIk, the last DI Rate disclosed before the calculation date shall be used, and no financial compensation of any nature shall be due from Issuer or by Debenture Holders, on publication of the respective DI Rate at a later date.

2.6.6

4.2.4. In the event that the DI Rate is extinguished, not calculated and/or not published for a period of more than ten (10) consecutive days after the expected date of calculation and/or publication, or subject to legal bar from applying the DI Rate to the Debentures, Trustee shall, within a maximum period of twenty (20) days from the event, call a General Meeting of Debenture Holders to decide, in agreement with Issuer, on a new remuneration parameter to be proposed by Issuer. Until deliberation regarding this parameter, in order to calculate the amount of any obligations due hereunder, the foregoing formula shall be used, and when calculating TDIk the value of the last DI Rate that has been published shall be used.

4.2.5. In the event that Issuer and Debenture Holders, representing all outstanding Debentures, are unable to reach agreement on the new remuneration, Issuer shall redeem all outstanding Debentures within a period of thirty (30) days from the date that the respective General Meeting of Debenture Holders is held, for their Unit Par Value, in addition to remuneration due up to the effective date of redemption, calculated on a prorated basis, from the Date of Issue or the date that remuneration was last paid, as applicable. Up to the date of effective redemption, in order to calculate any amount of any obligations due hereunder, the foregoing formula shall be used, and when calculating TDIk the value of the last DI Rate published shall be used.

4.3 Amortization

The Debentures shall be amortized a single installment on the date that each series matures.

4.4 Remuneration Payment

Remuneration payment referring to the 1st Series Debentures shall be due on October 11, 2007 and April 11, 2008. Remuneration payments for the 2nd Series Debentures shall be due on the anniversary of the sixth month of the 2nd Series Issue Date and the last on the data that the 2nd Series matures.

4.5. Place of Payment

Payments to which Debentures are entitled shall be carried out on the day of their maturity using the procedures adopted by CETIP for SND-registered Debentures.

2.6.7

4.6. Extension of deadlines

Deadlines for the payment of any obligation set forth in or arising from this Deed shall be automatically extended to the first subsequent business day, without the accrual of interest or any other charge on arrears relating to the amounts to be paid, when the payment date coincides with a national public holiday, Saturday or Sunday, or in the event of any operational problem involving the systems operated by the liquidation and settlement service providers and agencies integrating the payments system, which are responsible for settlement of the respective obligations.

4.7. Charges on arrears

In the event that Issuer is in arrears regarding payment of any amount due to the Debenture Holders, the overdue debts shall be subject to a fine on arrears of two per cent (2%) and default interest at one per cent (1%) per month, both calculated on the amounts unpaid from the date of default up to the effective date of payment, regardless of notice, notification or judicial or extrajudicial summons.

4.8. Lapse of Entitlement to Additional Charges

Without prejudice to the provisions of item 4.8 above, Debenture Holder’s failure to attend and receive the amount corresponding to any of Issuer’s financial obligations on the dates stated in this Deed, or in a notice published by Issuer, shall not entitle Debenture Holder to receive remuneration and/or charges on arrears for the periods relating to the delayed payment, however, the Debenture Holder shall be guaranteed the rights acquired up to the date of respective maturity.

4.9. Subscription Period and Payment Method

4.9.1. The Debentures shall be subscribed, at any time, within six (06) months from publication of the announcement that the debenture distribution has commenced.

4.9.2. 1st Series Debentures shall be subscribed to for their unit par value in addition to the Remuneration, calculated on a pro rata temporis basis from the Date of Issue to the subscription date. The Debenture shall be paid up in cash, in national currency.

4.9.3. 2nd Series Debentures shall be subscribed to for their unit par value in addition to the Remuneration, calculated on a pro rata temporis basis from the Date of 2nd Series Issue to the subscription date. The debenture shall be paid up in cash, in national currency.

4.10. Renegotiation

The Debentures shall not be renegotiated.

4.11. Publication

All acts and decisions affecting the Debenture Holders shall be communicated on a mandatory basis, as notices in the Valor Econômico newspaper, in the stock market official newsletter or over-the-counter market organization where the Debentures are traded and on the Internet, and Issuer shall notify Trustee in advance of any publication made.

2.6.8

4.12. Debenture Certificates

Issuer shall not issue Debenture certificates. For all legal purposes, ownership of the Debentures shall be proven by the statement issued by the Agent Bank. Furthermore, CETIP shall issue a report on asset positions, accompanied by a statement in the Debenture Holder’s name, issued by the financial institution responsible for custody of the securities.

4.13. Liquidity and Price Support

No fund shall be constituted to maintain liquidity nor shall any guarantee agreement be entered into for Debenture price support or liquidity.

4.14. Taxation Immunity

In the event that a debenture holder holds any type of taxation immunity or exemption, it shall provide the Agent Bank with documentation proving such taxation immunity or exemption within a period of ten (10) business days prior to the date forecast for receipt of values relating to the Debentures, under penalty of deduction from his/her incomes of amounts due pursuant to the taxation legislation in effect.

CLAUSE V— AMENDMENT TO THIS DEED OF ISSUE

5.1. Any amendment to this Deed of Issue shall be entered into by Issuer and Trustee and subsequently filed with the São Paulo Commercial Registry.

CLAUSE VI— OPTIONAL PURCHASE AND EARLY REDEMPTION

6.1. Issuer may, at any time, purchase the outstanding Debentures for a price no greater than their unit par value in addition to the Remuneration calculated on a pro rata temporis basis, subject to the provision of paragraph 2, article 55, Corporations Law. Issuer’s Board Of Directors shall be empowered to approve cancellation of any Debentures held in treasury, at any time.

6.2. Issuer shall be entitled to conduct early redemption of the outstanding Debentures at any time, upon prior notice issued at least forty-eight (48) hours prior to redemption date, for a price equivalent to the unit par value of the Debentures in addition to remuneration calculated on a pro rata temporis basis from the Issue Date up to the effective redemption date.

CLAUSE VII— EARLY REDEMPTION

7.1. Early Redemption

Any of the following events shall be considered early maturity events for the Debentures in this Issue, subject to the provision in items 7.2 and 7.3 below, resulting in immediate liability for payment, by Issuer, of the unit par value of each debenture, in addition to the Remuneration, calculated on a pro rata temporis basis from the Date of Issue or the last date of payment of Remuneration, as applicable, up to the effective date of payment:

(a) any request for preventive debt rehabilitation proceedings filed by Issuer and/or by its direct or indirect parent companies or any similar judicial or extrajudicial proceedings which are created by law;

2.6.9

(b) liquidation, dissolution or adjudication of bankruptcy of Issuer and/or its direct or indirect parent companies and controlled companies;

(c) Issuer and/or its direct or indirect parent companies and controlled companies filing for bankruptcy, when is not suppressed within the legal period;

(d) failure to make payment of the Remuneration due on the Debentures on the respective maturity dates, or failure to make payment of any other financial obligations set forth in this Deed of Issue;

(e) direct or indirect disposal of Issuer’s shareholder control, except in the event of disposal of shareholdings between the current Issuer’s parent companies;

(f) Issuer’s failure to comply with any and all non-financial obligation arising from this Deed of Issue, not remedied within a period of thirty (30) days from receipt of written notice from Trustee;

(g) reduction in Issuer’s capital stock and/or changes to Issuer’s articles of Association granting Issuer’s shareholders the right to make withdrawals in amounts that may directly or indirectly affect compliance with Issuer’s obligations as set forth herein;

(h) legitimate protest of securities against Issuer whose unit value or total value exceeds fifteen million reais (R$ 15,000,000.00) except when the protest has been carried out in error or bad faith by third parties, subject to valid proof being presented by Issuer, as applicable, or if cancelled, under any circumstances, within a maximum period of three (03) days from the event;

(i) non-payment of any of Issuer’s debts, in a unit or aggregate amount equal to or greater than twenty-five million reais (R$25 million), as a result of breach of contract which may in any way hinder compliance with Issuer’s financial obligations arising from the Issue, except when proven by Issuer that said breach did not occur or has been remedied by Issuer by the business day immediately following the date of the event;

(j) payment by Issuer of dividends and/or interest on net equity, except dividends which are mandatory by law and interest on net equity attached to mandatory dividends, if in arrears with any of the financial obligations set forth in this Deed of Issue.

7.2. Should any of the events listed in sub items (a), (b), (c) and (d) in item 7.1 above occur, this shall result in early maturity of the Debentures, regardless of any notice or notification, subject to the sole paragraph of article 13 in CVM Instruction No. 28.

7.3. Should any of the events listed in sub items (e) to (j) of item 7.1 above occur, the Trustee shall call a General Meeting of Debenture Holders to decide on the declaration of early debenture maturity within forty-eight (48) hours that it is notified of such an event. Subject to the call procedure set forth in clause X below.

7.3.1. In the event that (i) the Meeting of Debenture Holders mentioned in item 7.3 is not called; or (ii) the Meeting of Debenture Holders mentioned in item 7.3 is not called to order because of a lack of quorum, Trustee shall declare early maturity of the Debentures pursuant to item 7.1 above.

CLAUSE VIII— ADDITIONAL ISSUER’S OBLIGATIONS

8.1. Subject to the obligations set forth in this Deed, until full payment of the Debentures is made, Issuer shall also be bound to:

(a) submit to Trustee:

(1) copies of complete financial statements relating to the respective fiscal period, accompanied by the management report and independent auditors’ report, within the legal period established, following conclusion of each fiscal period, or on the date of their disclosure, whichever occurs first;

2.6.10

(2) copies of complete financial statements referring to the respective quarter, within the legal period established, following conclusion of each quarter;

(3) copies of periodic and additional information required by CVM Instruction 202/93, within the legal period established;

(4) any information relating to this Issue requested by Trustee, within the shortest possible period of time; and

(5) information relating to the occurrence of any of the events indicated in clause VIII—Early Maturity, on the date it is made aware of such an event.

(b) conduct suitable publication of economic and financial data, as required by the Corporations Law;

(c) maintain updated accounts and make the respective registrations according to generally accepted accounting principles in Brazil;

(d) call a Meeting of Debenture Holders to deliberate on any matters directly or indirectly related to this Issue, should Trustee fail to do so;

(e) comply with CVM directives, delivering documents and also providing information as requested;

(f) as set forth by law, submit its financial statements to examination by an independent auditor registered with the CVM;

(g) maintain its registration as a publicly-traded company with the CVM up to date, subject to the applicable CVM Instructions, and provide Debenture Holders with financial statements that have been drawn up and approved, subject to the Corporations Law, upon request;

(h) provide an appropriately staffed debenture holder services department, ensuring efficient treatment, hereby permitted to use the structure and departments that provide shareholder relations for this purpose, or contract institutions authorized to provide this service;

(i) inform the stock market or over-the-counter market agency where the Debentures are traded of the value and date of payment of any and all income referring to the Debentures; and

(j) not to pay dividends, except as provided in article 202 of the Corporations Law, or any other participation set forth in the bylaws, if it is in arrears in relation to the payment of any amounts due to Debenture Holders, relating to the Debentures set forth in this Deed of Issue, however this prohibition shall no longer be applicable if the arrears are remedied;

2.6.11

CLAUSE IX— TRUSTEE

9.1 Appointment

Issuer hereby retains and appoints Pavarini Distribuidora de Títulos e Valores Mobiliários Ltda., a limited liability company with principal place of business in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua Sete de Setembro, nº 99, 24º andar, enrolled with the National Register of Legal Entities under No. 15.227.994/0001-50, qualified in the preamble to this Deed of Issue, as Trustee for the Issue set forth in this Deed, which hereby accepts the appointment pursuant to the law and this Deed, to represent the common interests of the Debenture Holders.

9.2. Representation

The Trustee for the Debenture Holders, appointed in this Deed, hereby represents, under penalty of law that:

(a) it is not subject to any legal impediment, pursuant to article 66, paragraph 3 of Corporations Law and article 10 of CVM Instruction No 28, dated November 23, 1983, that would disqualify it from exercising the position to which it has been appointed;

(b) it accepts the position to which it has been appointed, fully undertaking the duties and attribution set forth in specific legislation and in this Deed;

(c) it accepts this Deed, its clauses and conditions in full;

(d) it has no relationship with the Issuer that would disqualify it from carrying out its functions;

(e) it is duly authorized to enter into this Deed and to comply with the obligations set forth herein, and it has complied with all legal and statutory requirements required to do so;

(f) it is not subject to any of the conflicts of interest scenarios set forth in article 10 of CVM Instruction No 28/1983;

(g) it is duly qualified to act as Trustee, subject to the applicable regulations in effect;

(h) this Deed constitutes a legal, valid, binding and effective duty on Trustee, enforceable pursuant to its terms and conditions;

(i) execution of this Deed and compliance with the obligations set forth herein do not breach any obligation previously undertaken by Trustee; and

(j) it has verified the accuracy of the information contained in this Deed.

9.3 Substitution

9.3.1. In the event of absence, temporary impediment, resignation, intervention, judicial or extrajudicial liquidation, bankruptcy or any other case of vacancy, within a maximum period of thirty (30) days from the date of such an event, a General Meeting of Debenture Holders shall be held to select a new Trustee, which shall be called by the Trustee to be substituted, by the Issuer, by the Debenture Holders representing the entirety of the outstanding Debentures, or by the CVM. In the event at the Meeting is not called within a period of fifteen (15) days prior to expiry of the aforementioned period, Issuer shall call the Meeting, subject to a period of fifteen (15) days for the first call notice and eight (08) the second call notice, and it is hereby agreed that the CVM shall be entitled to name a temporary substitute until the procedure for choosing the new Trustee has been concluded. Remuneration for the new Trustee, subject to the provision in item 9.3.7 below.

9.3.2. In the event that Trustee is unable to continue in this function due to circumstances outside the scope of this Deed, it shall immediately notify the Debenture Holders of this fact, and request substitution.

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9.3.3. Debenture Holders, upon expiry of the period for Debenture distribution, shall be entitled to substitute Trustee and name its substitute, at a Meeting especially called for this purpose. Trustee substitution shall be subject to prior Issuer notification and CVM ruling on compliance with the requirements set forth in article 8 of CVM Instruction No. 28/93 and any subsequent regulations.

9.3.4. Trustee substitution shall be set forth in an addendum to this Deed, which shall be filed with the São Paulo State Commercial Registry.

9.3.5. Upon resignation or dismissal, Trustee shall continue to carry out its functions until its effective substitution.

9.3.6. Trustee shall commence its activities on the date of this Deed or the date of any addendum relating to substitution, and shall continue to perform its functions up to the Debenture maturity date or until such time as it is substituted.

9.3.7. In the event that Trustee is substituted, the substitute shall receive the same remuneration as that paid to Trustee in all of its terms and conditions, and the annual installment payable to the substitute shall be calculated on a pro rata temporis basis, from the date it took office as Trustee. This remuneration may be altered by agreement between Issuer and the substitute Trustee, as remuneration for services provided.

9.3.7.1. The substitute Trustee shall reimburse Issuer for the amount corresponding to the period between the date of substitution and debenture maturity, calculated in proportion to the total remuneration value set forth in item 9.6.1.

9.4. Duties

Without prejudice to the duties and assignments set forth in law, in CVM regulations or in this Deed, the following shall constitute Trustee duties and assignments:

(a) to protect Debenture Holders rights and interests, employing the care and diligence of any active and trustworthy individual in the administration of their own business when performing its functions;

(b) to waiver the function in the event of any supervening fact creating a conflict of interest or any other disqualification;

(c) to undertake the safekeeping of all registrations, correspondence and other paperwork related to the performance of its duties;

(d) to verify, upon accepting this position, the accuracy of information contained in this Deed, taking steps to remedy any omissions, errors or defects of which it is aware;

(e) to call, as required, the General Meeting of Debenture Holders by publishing a notice, on at least three (03) occasions, subject to the additional rules relating to publication set forth in Corporations Law and this Deed;

(f) to attend general meetings of Debenture Holders in order to provide information as requested;

(g) draw up a report for Debenture Holders, subject to the terms of article 68, paragraph 1, item “b”, of Law No. 6404/76, which shall contain at least the following information:

(1) any omission or inaccuracy of which it is aware in the information disclosed by Issuer, or any breach or delay in Issuer’s mandatory disclosure of information;

(2) bylaw alterations which have occurred during the period;

(3) comments on Issuer’s financial statements focusing on economic indicators, financial indices and Issuer’s capital structure;

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(4) the position of Debenture placement or distribution on the market;

(5) optional purchase and payment of debenture income carried out during the period, and debenture purchases and sales carried out by Issuer;

(6) oversight of the allocation of funding raised by through the Debenture Issue, according to information obtained from Issuer’s management;

(7) compliance with other obligations undertaken by Issuer herein;

(8) declaration that it is qualified to continue acting as Trustee;

(9) a list of assets and values placed in its care for management.

(h) provide a copy of the report set forth in item (g) to Debenture Holders within a maximum period of four (04) months, following conclusion of Issuer’s fiscal period, at the following locations:

(1) at Issuer’s head office;

(2) at its offices, or when relating to a financial institution, at a place it has indicated;

(3) with the CVM;

(4) with the stock market or organized over-the-counter market agency at which the debentures are traded;

(5) and the principal place of business of the lead intermediary institution responsible for placement of the Debentures;

(i) publish, at Issuer’s expense, an announcement notifying Debenture Holders that the report is at the disposal at the aforementioned locations item (l) using the press vehicles in which Issuer is bound to make publications;

(j) maintain the list of Debenture Holders and their addresses up to date, also resorting to Issuer, Agent Bank and CETIP management;

(k) oversee compliance with the clauses set forth herein; especially those creating affirmative and negative covenants; and

(l) notify the Debenture Holders, by public notice and individually, within a period of thirty (30) days, of any Issuer breach of the obligations undertaken in this Deed, indicating the place at which it will provide interested parties with further information. A notice containing the same information shall be sent to:

(1) CVM; and

(2) the stock exchange or organized over-the-counter market agency at which the Debentures are traded;

(m) monitor the occurrence of the events set forth in item 7.1 of clause VII above and immediately notify Debenture Holders should any of these events occur.

9.5. Specific Assignments

9.5.1 In the event of any breach, Trustee shall use any and all extrajudicial or judicial procedures to protect and defend the common interests of the Debenture Holders and to realize their credits and shall, to this extent:

(a) declare early maturity of the Debentures and collect the principal and additional amounts, subject to the conditions set forth herein;

2.6.14

(b) take any and all steps required to realize Debenture Holders’ credits;

(c) file for Issuers’ bankruptcy; and

(d) represent the Debenture Holders in any filing for bankruptcy, judicial or extrajudicial recovery, intervention or extrajudicial liquidation of Issuer.

9.6 Remuneration

9.6.1. Trustee, or the institution substituting it in this capacity, shall be entitled, for the performance of the duties and assignments to which it is bound, pursuant to the law and of these Deeds, to a remuneration which shall be paid as follows;

(a) a single, advanced installment of sixteen thousand reais (R$16.000), which shall be paid on the fifth business day after issuance of the First Series Debenture Issue;

(b) Trustee shall issue a collection notice for remuneration to Issuer, at least five (05) days in advance of the date of each payment, and in the event that Issuer does not receive the aforementioned notice within the period established above, any payments which are delayed as a result of failure to receive such notice, by Issuer, shall not be subject to fines or penalties;

(c) remuneration set forth in the preceding items shall be due even after maturity of the Debentures, in the event that Trustee continues to collect arrears unpaid by Issuer;

(d) remuneration shall not include expenses arising from publications, transportation, meals, trips and accommodation required to carry out Trustee functions, during or after the service has been implemented, which shall be covered by Issuer, upon payment of the respective invoices issued directly in its name, or reimbursement, subject to prior approval. Expenses arising from experts, if required, such as auditors and/or oversight experts, among others, or Issuer’s legal counsel, are also not included.

(e) in the event of Issuer’s arrears, all expenses arising from legal and administrative proceedings, incurred by Trustee to safeguard Debenture Holders’ interests, shall be approved and paid in advance by Debenture Holders, and subsequently reimbursed by Issuer, as set forth by law. The expenses to be paid in advance by the Debenture Holders shall also include the costs of third-party legal fees, and court deposits, costs and fees in actions filed by Trustee or arising from actions filed against Trustee in this capacity, or which have caused Trustee losses or financial risks as representative of the common interests of the Debenture Holders. Any expenses, court deposits and costs arising from loss of suit in legal actions shall also be borne by Debenture Holders, as well as remuneration and reimbursable expenses of Trustee in the event that Issuer remains in arrears with regards to payment of these expenses for a period in excess of sixty (60) days, whereby Trustee shall be entitled to request a guarantee from Debenture Holders in advance to cover the risks of loss of suit;

(f) in the event of delay in settling any payment due regarding remuneration, the outstanding amounts shall be subject to interest on arrears of one per cent (1%) per month, without prejudice to monetary restatement; and,

(g) the remunerations shall also include the following taxes: taxes on services of any nature (ISS or others), PIS (Social Integration Program Contribution), Cofins and any other taxes due on Trustee remuneration, except Income Tax, at the rates in effect on each date of payment.

2.6.15

9.7. Expenses

9.7.1. Issuer shall reimburse Trustee for all reasonable expenses incurred and proven, as required to protect Debenture Holders rights and interests, or to realize their credits, when Issuer has been notified of said expenses in advance.

9.7.2. The reimbursement referred to in this item shall be carried out within ten (10) business days from delivery to Issuer of documentary proof of expenses that have been incurred and were required to protect the rights of Debenture Holders.

9.7.3. The expenses referred to in this item shall also include the following:

(a) publication of reports, notices and notifications as set forth in this Deed of Issue, and others required by applicable regulations;

(b) issuance of certificates;

(c) travel between states and respective accommodation, when required to discharge its obligations;

(d) any additional and special research or investigation required, in the event of omissions or obscurity in the information related to Debenture Holders’ strict interests.

9.7.4. Trustee’s credit for costs incurred while protecting the rights and interests or realizing the credits of the Debenture Holders, which remain unsettled as set forth in item 9.7.2 above, shall be added to Issuer’s debt and shall enjoy the same guarantees as the Debentures, taking precedence over them in payment order.

9.7.5. In the event that any amount due to the Debenture Holders hereunder is paid following legal suit or collection made by attorneys, in addition to all of the amounts due hereunder and relating to the Debentures, Issuer shall also pay legal fees and other expenses and costs incurred from such collection.

CLAUSE X— DEBENTURE HOLDER’S MEETING

The General Meeting of Debenture Holders shall be subject to the provisions of article 71 of the Corporations Law.

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10.1. Call to Meeting

10.1.1. The General Meeting of Debenture Holders may be called by the Trustee, the Issuer or the Debenture Holders or the CVM.

10.1.2. The call to Meeting shall be published on at least three (03) occasions in the press vehicles in which Issuer is required to make publications, subject to the other rules on publication of the notice of the call to General Meetings set forth in the Corporations Law, the applicable regulations and this Deed.

10.2. Quorum

10.2.1. The Meeting shall be called to order with the presence of Debenture Holders representing all outstanding Debentures.

10.2.2. For the purposes of this Deed, outstanding Debentures shall be all Debentures subscribed, excluding those owned by the majority shareholder, management, members of the board, those held in Treasury by Issuer and those owned by Issuer’s controlled companies.

10.3. Presiding Officers

The Chairperson of the Meeting shall be the debenture holder elected by the owners of the debentures or the person designated by the CVM. The secretary of the Meeting shall be the Trustee, which shall be responsible for drawing up the minutes of the Meeting.

10.4. Quorum for Resolution

10.4.1. During the Meeting resolutions, each outstanding debenture shall be entitled to one vote, permitted the appointment of proxies, whether debenture holder or not. Subject to the provision in this item, any alterations to the characteristics and conditions of the debentures and the Issue shall be approved by the debenture holders representing all of the outstanding debentures.

CLAUSE XI— ISSUER’S REPRESENTATIONS AND WARRANTIES

Issuer hereby represents and warrants to Trustee, on the date this Deed is entered into, that:

(a) it is a joint stock company duly organized, established an operating as a publicly-traded joint stock company pursuant to Brazilian law;

(b) it is duly authorized to enter into this Deed and to comply with all of the obligations set forth herein, having fulfilled all legal and statutory requirements for this purpose; and execution of this Deed and placement of the debentures does not breach any legal provision, agreement or instrument to which Issuer is party;

(c) execution of this Deed and compliance with the obligations set forth herein do not breach any obligation previously undertaken by Issuer; and

(d) this Deed and the duties set forth herein comprise obligations on the Issuer, enforceable pursuant to its terms and conditions.

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CLAUSE XII— MISCELLANEOUS PROVISIONS

12.1. Communications

Communications sent by any of the parties subject to the terms of this Deed shall be carried out by fax or e-mail, and shall be deemed to have been received on the date they are sent, when confirmation of their receipt is issued (receipt issued by the machine used by sender), and the respective original copies shall be forwarded within five business days after the message has been sent; if carried out by correspondence, the communications shall be considered delivered when received subject to registration or “receipt for delivery” issued by the postal services, or by telegram, when sent to the following addresses:

To Issuer:

Ultrapar Participações S.A.

Av. Brig. Luís Antonio, 1343, 9th. Floor, CEP: 01317-001

C/O: André Covre

Telephone: 55 11 3177 6695

Fax: 55 11 3177 6107

E-mail: andre.covre@ultra.com.br

To Trustee:

Pavarini Distribuidora de Títulos e Valores Mobiliários Ltda.

Rua Sete de Setembro, 99, 24th. Floor.

20050-005—Rio de Janeiro—RJ

CNPJ/MF 15.227.994/0001-50

C/O: Sr. Carlos Alberto Bacha / Sr. Rinaldo Rabello Ferreira

Telephone: (21) 2507-1949

Fax: (21) 2507-1773

E-mail: pavarini@pavarini.com.br

To the institution responsible for Agent Bank and Depository Institution services:

Banco Bradesco S.A.

Cidade de Deus, s/n.º, Vila Yara, Prédio Amarelo, 2nd. Floor.

06029-900 Osasco, SP

Departamento de Ações e Custódia

C/O: Sr. Cassiano Ricardo Scarpelli

Telephone: (11) 3684-4522

Fax: (11) 3684-5645

E-mail: bradescocustodia@bradesco.com.br

To CETIP:

Rua Libero Badaró, 425 – 24th. andar

São Paulo, SP CEP 01009-000

Tel: 3111-1400

Fax: 3111-1563

12.2. Waiver

No waiver of any of the rights arising from this Deed shall be presumed. No delay, omission or forbearance in enforcing any right or faculty to which Trustee and/or Debenture Holders are entitled as a result of Issuer’s breach shall hinder enforcement of said right or faculty, nor shall this be construed as a waiver thereof or agreement with said breach, nor shall it constitute novation or modification of any of the other obligations undertaken by Issuer herein or precedent in relation to any other default or delay.

2.6.18

12.3. Irrevocability

This Deed is executed on an irrevocable and irreversible basis, and shall be binding on Issuer, Trustee, Guarantor and their heirs and successors in any way.

12.4 Severability

In the event that any of the provisions of this Deed are considered invalid or ineffective, all of the remaining provisions not affected by this judgment shall remain in effect, and Issuer and Trustee shall be bound to substitute the provision affected for another, in good faith, to produce the same effect to the greatest possible extent.

12.5 Execution Instrument

This Deed and the Debentures comprise extrajudicial execution instruments, subject to the terms of article 585, items I and II of the Code of Civil Procedure, and the obligations set forth herein are subject to specific performance, pursuant to articles 632 et sequitur of the Code of Civil Procedure.

12.6. Governing Law

This Deed is governed by the Laws of the Federative Republic of Brazil.

12.7. Venue

The parties hereby elect the courts of the City of São Paulo, State of Sao Paulo to settle any disputes arising hereunder and to execute the payment obligations set forth herein, expressly waiving all others, however privileged they may be.

In witness whereof, the parties hereto hereby enter into this agreement in four (04) counterparts of equal form and content.

São Paulo, April 9, 2007.

ULTRAPAR PARTICIPAÇÕES S.A.

/s/ André Covre	/s/ Marcello de Simone
Name: André Covre	Name: Marcello de Simone
Title: Executive Officer	Title: Executive Officer

PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA.

/s/ Marcus Vinícíus Beilinelli da Rocha	/s/ Carlos Aberto Bacha
Name: Marcus Vinícíus Beilinelli da Rocha	Name: Carlos Aberto Bacha
Title: Authorized Signatory	Title: Authorized Signatory

2.6.19